Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT: 937-259-7347

DPL PROVIDES UPDATE ON SALE OF EQUITY ASSETS

AND USE OF PROCEEDS

Proceeds to be used to Redeem Debt,

Invest in Core Business, Repurchase Stock

DAYTON, OHIO, April 28, 2005 – DPL Inc. (NYSE: DPL) announced today at its annual meeting that the sale of the private equity portfolio is proceeding as planned and it would use the proceeds to redeem debt, invest in the core business and repurchase stock.

“We are very pleased with the progress made thus far and feel comfortable that the sale will close as anticipated,” said Mr. Robert Biggs, Executive Chairman of DPL Inc.

As of March 31, 2005, DPL had closed on 40 of the 46 funds with net proceeds of approximately $700 million.  The remaining funds will close shortly.

With regard to use of the proceeds from the sale of the private equity investments, DPL’s current plan is to target approximately $400 to $500 million for debt reduction.  Coupled with the $335 million of debt reduced in 2004, DPL will have reduced debt by approximately $800 million over a roughly two year period.  DPL is in the final stages of identifying the amount, timing, and the series of debt securities that will be redeemed.

Additionally, the company is looking at opportunities to invest in the core utility business that will assure regulatory recovery and produce an acceptable rate of return.  The company also intends to repurchase DPL common shares.  The exact timing and amounts will be impacted by future business conditions and cash flow forecasts.

“We believe that the deployment of proceeds in this manner will return value to shareholders, improve our capital structure, and strengthen our financial position,” said Mr. Biggs.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control.  Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.